Exhibit 10.251

SEVENTH LEASE AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH LEASE AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as the “Seventh Amendment”) is made as of the 6th day of February 2006, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership, successor by merger to Weeks Realty, L.P. (hereinafter referred to as “Landlord”) and PPD DEVELOPMENT LP, a Texas limited partnership and successor in interest to PPD Development, Inc. (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease Agreement dated June 26, 1998 by and between Landlord and Tenant, as amended by that certain First Lease Amendment to Lease Agreement dated October 28, 1998, and as amended by that certain Second Amendment to Lease Agreement dated October 1, 2002, and as amended by that certain Third Lease Amendment to Lease Agreement dated September 22, 2003, and as amended by that certain Fourth Lease Amendment to Lease Agreement dated March 31, 2005, and as amended by that certain Fifth Lease Amendment to Lease Agreement dated July 7, 2005, and as further amended by that certain Sixth Lease Amendment to Lease Agreement dated December 30, 2005 (the Lease Agreement, and all amendments thereto shall be referred to herein collectively as the “Lease”), Landlord leased to Tenant certain premises consisting of approximately 96,145 rentable square feet (the “Premises”) in a building located on certain land (the “Land”) which had been provided the address of 4023 Paramount Parkway, but is now known as 3900 South Paramount Parkway, Morrisville, Wake County, North Carolina 27560, all as more particularly described in the Lease; and

WHEREAS, the parties hereto desire to modify the Lease to reflect a termination option; and

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Landlord and Tenant to one another, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant amend the Agreement as follows:

1. Surrender of a Portion of the Premises. Pursuant to Section 17.03(b) of that certain Office Lease by and between Landlord and Tenant dated December 29, 2005 for the lease of approximately 30,000 rentable square feet of space in a building to be constructed by Landlord at 3800 Paramount Parkway, Morrisville, North Carolina 27560 (the “3800 Lease”), Tenant has the option to surrender one or more of Suites 150, 225 and 250 (each a “Suite”) of the Premises if at anytime prior to the third anniversary of the execution of the 3800 Lease, the rentable square footage of the premises under the 3800 Lease is increased to 60,000 rentable square feet pursuant to the terms of Section 17.03(b) of the 3800 Lease. (Tenant acknowledging, however, that while Tenant shall have the right to surrender less than all three of said Suites, Tenant shall not have the right to surrender only a portion of a Suite). In order to exercise said surrender right, Tenant shall notify Landlord of such exercise within ten (10) days following Tenant’s execution and delivery of an amendment to the 3800 Lease evidencing the expansion of the premises under the 3800 Lease, and together with such notice Tenant shall deliver to Landlord an amount equal to all accrued and unpaid interest together with the unamortized portion of any tenant improvement allowance attributable to such Suite(s) that are being surrendered under the Lease. In the event Tenant exercises this surrender right, Landlord and Tenant shall enter into an amendment to the Lease whereby with respect to such Suite(s) under the Lease. Landlord and Tenant shall be released and discharged from their respective obligations under the Lease with respect to such Suite(s), and neither party shall have any further liability under the Lease with respect to such Suite(s), excluding, however, the obligations of Tenant attributable to any period of the Lease on or prior to the Surrender Date (including without limitation the payment of Minimum Annual Rent and the Annual Rental Adjustment) and any obligations of Tenant under the Lease which survive termination thereof. The effective date of the surrender of such Suite(s) (the “Surrender Date”) shall be the commencement date of the lease of such expansion space under the 3800 Lease.

2. Severability. In the event any term, covenant or condition of this Amendment, the Lease, or any amendments thereto shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby and each term, covenant or condition shall be valid and enforceable to the full extent permitted by law.

3. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

4. Authority of Tenant. Tenant certifies to Landlord that it is authorized to enter into this Amendment, and that those persons signing below on its behalf are authorized to do so, and shall promptly upon the request of Landlord provide a resolution to this effect.

5. Interpretation. Although the printed provisions of this Amendment were drafted by Landlord, such fact shall not cause this Amendment to be construed either for or against Landlord or Tenant. All capitalized terms, not otherwise defined, shall be defined as provided in the Lease.

6. Full Force and Effect. Except as modified hereby, the Lease remains unmodified and in full force and effect.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

8. Mutual Acknowledgment of Non-Existence of Claims. Landlord and Tenant acknowledge and agree that as of the day hereof there are no known claims by either party against the other party hereto arising from the relationship as Landlord and Tenant, respectively, pursuant to the Lease, as amended.

9. Confidentiality. Except as otherwise required by law to be disclosed by Tenant, the terms and provisions of the Lease and this Amendment are strictly confidential, are to be shared by Tenant only with its accountant, employees, and attorneys, and each of those parties shall be advised of the confidential nature of the lease and this Amendment.

[Execution signatures contained on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed under seal and delivered as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

			By:	Duke Realty Corporation, an Indiana corporation, its General Partner

			By:	/s/ H. Andrew Kelton
			Name:	H. Andrew Kelton
			Title:	Senior Vice President

TENANT:

ATTEST:		PPD DEVELOPMENT LP, a Texas limited partnership

By:	/s/ Charles H. Munn, Jr.
Name:	Charles H. Munn, Jr.	By: PPD GP, LLC, a Delaware limited
Title	Assistant General Counsel	liability company, its General Partner

			By:	/s/ Fred B. Davenport, Jr.
			Name:	Fred B. Davenport, Jr.
			Title:	President

Guarantor hereby executes this Amendment to evidence its consent to this Amendment.

GUARANTOR:

ATTEST:		PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina Corporation
By:	/s/ Charles H. Munn, Jr.
Name:	Charles H. Munn, Jr.
Title:	Assistant General Counsel
		By:	/s/ Fred B. Davenport, Jr.
		Name:	Fred B. Davenport, Jr.
		Title:	President

END OF EXECUTION SIGNATURES